Virginia Department of Corrections Selects Track Group As Electronic Monitoring Partner

Program Includes GPS Monitoring and Biometric Voice Verification For Over 16,000 Offenders.

Tuesday, October 6, 2015

Track Group announced today that it has signed a contract with the Virginia Department of Corrections to provide electronic monitoring services across the full range of sentences under the Department’s oversight.

“This is a significant win for us,” said Derek Cassell, Track Group’s President of the Americas. “This contract with the Virginia DOC will expand our footprint in the Eastern region of the US and advances our position as a trusted leader in offender electronic monitoring solutions."

Under the contract, Track Group will provide solutions based on GPS and biometric voice verification technology designed to monitor over 16,000 offenders and defendants.  According to Harold Clarke, Director of the Virginia DOC, “The result will provide increased safety for the community by improving the management of offenders, while enhancing rehabilitation outcomes.”

The contract term is six years with a minimum two-year period, plus four one-year options to extend.  The value of the contract is estimated at 11.3M USD.

Additionally, this contract includes a cooperative purchasing clause that will allow other agencies to procure services without the need to go through a formal bid process.

About Track Group

Track Group offers a full continuum of tracking products and services that combine robust, real-time tracking devices and monitoring services with advanced data analytics for the global criminal justice marketplace.

Learn more at http://www.trackgrp.com

For more information, please contact:

Steve Hamilton, Chief Marketing Officer - Track Group

877-260-2010

steve.hamilton@trackgrp.com